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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                  SEC REGISTRATION NO. 333-43384

                                   SUPPLEMENT

                                       to

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                             SECURITIES ACT OF 1933

                                       OF

                             MUSE TECHNOLOGIES, INC.

     MUSE Technologies, Inc. hereby supplements its registration statement on Form S-4 under the Securities Act of 1933 filed with the Securities and Exchange Commission on September 13, 2000 and the proxy statement/prospectus contained therein. Unless the context otherwise requires, all terms used but not otherwise defined in this Supplement shall have the meanings set forth in the proxy statement/prospectus. The information contained herein should be read in conjunction with the proxy statement/prospectus previously sent to AVS Stockholders, including information contained therein relating to the procedure for revoking a previously executed proxy.

     1. MUSE expects that its fourth fiscal quarter revenues and earnings will be inconsistent with recent quarterly performance and that it anticipates a considerable loss from operations for its fourth fiscal quarter and fiscal year ended September 30, 2000 due primarily to poor performance by MUSE Virtual Presence. The net loss for such periods will also include one-time charges associated with the pending merger with AVS, severance and other costs estimated at $2.1 million. MUSE management does not believe that such poor operating results are indicative of a continuing trend with respect to MUSE Virtual Presence operations. However, no assurance can be given with respect to the future operations and prospects of MUSE Virtual Presence. Accordingly, historical performance is not likely to be indicative of future operating results and should not be relied upon in making an investment decision.

     2. Upon consummation of the Merger, it is anticipated that John William Poduska, Sr., Chairman of the Board of Directors of AVS, and Russell G. Barbour, President and Chief Executive Officer of AVS, and Ian R.G. Edmonds, a Director of AVS, will be appointed to the Board of Directors of MUSE. In addition, it is anticipated that Steve Sukman, Senior Vice President of MUSE, will also be appointed to the Board of Directors of MUSE and Russell G. Barbour will be appointed as Chief Executive Officer of MUSE.

                                 * * * * * * *


                                            MUSE Technologies, Inc.


November 1, 2000